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                                                                     EXHIBIT (n)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement of Eaton Vance Tax-Managed Buy-Write Opportunities Fund (the "Fund") on Form N-2 filed by the Fund under the Securities Act of 1933, as amended (the "Act") (Registration No. 333-123770) and under the Investment Company Act of 1940, as amended (the "1940 Act") (Registration No. 811-21735) of our report dated June 17, 2005, relating to the financial statements of Eaton Vance Tax-Managed Buy-Write Opportunities Fund as of June 16, 2005, in the Statement of Additional Information which is part of such registration statement.

We also consent to the references to our Firm under the heading "Independent Registered Public Accounting Firm" in the Prospectus and Statement of Additional Information.

/s/ Deloitte & Touche LLP
--------------------------
Boston, Massachusetts
June 24, 2005